EXHIBIT 99.1  JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to the equity securities (as defined in Rule 13d-1(i)) of the issuer, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G and any amendments thereto.

Date: February 13, 2018

                                  JAMES A. BOWEN
                                  FIRST TRUST CAPITAL PARTNERS LLC,
                                  FT BANDWIDTH VENTURES, LLC
                                  FT BANDWIDTH VENTURES II, LLC


                                  By: /s/ James M. Dykas
                                      ------------------------------------------
                                  Name:   James M. Dykas
                                  Title:  As attorney-in-fact for James A. Bowen
                                          and as Chief Financial Officer of the
                                          manager of each of
                                          First Trust Capital Partners LLC,
                                          FT Bandwidth Ventures, LLC, and
                                          FT Bandwidth Ventures II, LLC